EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

DAVITA INC.

DaVita Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors (the “Board”) of the Corporation duly called and held on March 2, 2007, the Board duly adopted a resolution proposing and declaring advisable the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, and directing that it be submitted to the stockholders of the Corporation for consideration at the 2007 Annual Meeting of Stockholders:

“NOW, THEREFORE, BE IT RESOLVED, that the first paragraph of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:

“A. Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Four Hundred Fifty-Five Million (455,000,000) shares, consisting of Four Hundred Fifty Million (450,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).””

SECOND: That thereafter, pursuant to resolution of the Board, the 2007 Annual Meeting of Stockholders was duly called and held on May 29, 2007, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation, as amended, were voted in favor of such amendment.

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joseph Schohl, its Vice President, General Counsel and Secretary, this 30th day of May, 2007.

DAVITA INC., a Delaware corporation

By:	/s/ JOSEPH SCHOHL
Joseph Schohl, Vice President, General Counsel and Secretary